Exhibit 10.26

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Employee Restricted Stock Unit Award Agreement

(with Performance Goals)

Name of Participant:

Grant Date:	[March , 2013]

Restricted Stock Unit Award at Maximum Level Payout:

Pursuant to the Foster Wheeler AG Omnibus Incentive Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above a Restricted Stock Unit Award (the “Restricted Stock Unit Award” or “Award”), meaning the right to receive registered shares of Foster Wheeler AG (the “Company”) on the terms and conditions set forth herein. Unless otherwise defined in this Restricted Stock Unit Award Agreement (this “Agreement”) (including, for the avoidance of doubt, definition by incorporation through Section 2 of this Agreement), the terms used in this Agreement shall have the meanings defined in the Plan.

You must accept this Restricted Stock Unit Award by responding to the cover e-mail to which this Award is attached in accordance with the instructions contained in the e-mail. If you do not accept this Award, you will have no further rights or obligations under this Agreement, and will not be eligible to receive any other grants in lieu of this Award. However, failing to accept this Award will not affect any other grants you may have previously received, or may receive in the future, under the Plan.

If you accept this Award, you will be bound by and agree to all terms of this Agreement. In addition, you acknowledge that your rights to any Shares underlying this Award vest only as you provide services to the Company or its Affiliates over time, that the grant of this Award is not as consideration for services you rendered to the Company or its Affiliates prior to the Grant Date, and that nothing in this Agreement or the documents attached or provided herewith confers upon you any right to continue your service relationship with the Company or its Affiliates for any period of time, nor does it interfere in any way with your right or the Company’s (or its Affiliates’) right to terminate that relationship at any time, for any reason, with or without cause.

1. Grant and Acceptance of Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to you, and you hereby accept, the grant of the right to earn the number of Restricted Stock Units (the “Units”) set forth in this Agreement. Exhibit A to this Agreement sets forth the performance goals (the “Performance Goals”) that the Committee must certify to have been met by the Company in order for a number of Units in the amount of the Maximum Level Payout of Restricted Stock Unit Award set forth above (the “Maximum”) to be vested and settled in Shares; it also sets forth the extent to which a number of Units equal to a fraction of the Maximum may be vested and settled in Shares if the Performance Goals are met at below the Maximum level. Units will be settled only in Shares of the Company on a one Share for one Unit basis, rounded up or down to the nearest whole Share, and not in cash.

2. Relation of Restricted Stock Unit Award to Other Agreement(s). As an express condition to acceptance of this Restricted Stock Unit Award, subject to the special exception provided under Section 3(g) of this Agreement (which governs a Change in Control situation), you agree that:

(a) Except to the extent you are or subsequently become a party to an Other Agreement (which, for the avoidance of doubt and for purposes of this Agreement, is as defined in the Plan), the only vesting and lapse of forfeiture restriction provisions that govern the Restricted Stock Unit Award under this Agreement are set forth in Section 3 of this Agreement;

(b) To the extent that the vesting and lapse of forfeiture restriction provisions of this Agreement or the Plan’s terms are inconsistent with an Other Agreement, the provisions of your Other Agreement shall govern and control, subject to the special exception provided under Section 3(g) of this Agreement (which governs a Change in Control situation); provided, however, that if the provisions of the Other Agreement do not specify the extent to which the performance goals of a performance-based award are to be deemed to have been met if certain events occur, the applicable provision of Section 3 of this Agreement shall apply; and

(c) Except as expressly provided in paragraph (b) above, the terms of any Other Agreement shall in no way alter or amend, or provide additional rights or benefits, under the Restricted Stock Unit Award governed by this Agreement.

3. Vesting; Termination; Assignment; Calculation & Settlement; Par Value.

(a) General Vesting Rule. You will be issued Shares in settlement of the Units only if you vest in the Restricted Stock Unit Award. So long as you remain continuously employed by the Company or any Affiliate through the third (3rd) anniversary of the Grant Date (the “Employment Date”), and provided also that the Committee certifies that the Performance Goals have been met at least at the minimum level set forth in Exhibit A, then, except as otherwise set forth in this Section 3, the Restricted Stock Unit Award shall vest, and your right to receive and retain the Shares in settlement of such Units in the amount determined by the extent to which the Performance Goals are met will become nonforfeitable, only on the later of the Employment Date or the date the Committee certifies the extent to which the Performance Goals have been met pursuant to paragraph (i) of this Section 3. Any and all vested Units shall be settled in whole Shares in accordance with this Section 3.

(b) Termination as a Result of Death or Disability. In the event of your termination of employment prior to the Employment Date as a result of your death or Disability, any unvested Units shall immediately vest as of the date of such termination for death or Disability. In such event, the amount of the Units that vest shall be determined as follows: (A) if the Committee has issued its certification in accordance with paragraph (i) of this Section 3 by the date of your termination, in accordance with the Committee’s certification, or (B) if the Committee has not issued its certification in accordance with paragraph (i) of this Section 3 by the date of your termination, as if the Performance Goals had been met at the Median Level Payout set forth in Exhibit A (the “Median”). Any Units that become vested in accordance with this paragraph (b) shall be settled in Shares as soon as practicable, but not more than ninety (90) days, after the date of termination.

(c) Termination as a Result of Involuntary Termination or Resignation for Good Reason. In the event of your termination of employment prior to the Employment Date and other than during a Change in Control Period but as a result of your Involuntary Termination or Resignation for Good Reason, any and all unvested Units shall be immediately forfeited;

provided, however, that if you are a party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of Units upon Involuntary Termination or Resignation for Good Reason other than during a Change in Control Period (or the substantial equivalent thereof), the unvested Units shall vest or be forfeited in accordance with the terms of your Other Agreement. If such Other Agreement provides for vesting upon Involuntary Termination or Resignation for Good Reason other than during a Change in Control Period (or the substantial equivalent thereof) but does not contain express provisions as to whether and the extent to which performance goals must be met for an award to vest upon such an Involuntary Termination or Resignation for Good Reason (or the substantial equivalent thereof), the amount of the Units that vest upon such an Involuntary Termination or Resignation for Good Reason (or the substantial equivalent thereof) shall be determined as follows: (A) if the Committee has issued its certification in accordance with paragraph (i) of this Section 3 by the date of your termination, in accordance with the Committee’s certification, or (B) if the Committee has not issued its certification in accordance with paragraph (i) of this Section 3 by the date of your termination, as if the Performance Goals had been met at the Median level. Any Units that become vested in accordance with this paragraph (c) shall be settled in Shares as soon as practicable, but not more than ninety (90) days, after the date of termination.

(d) Termination as a Result of Retirement. In the event of your termination of employment prior to the Employment Date as a result of your Retirement (which, for the avoidance of doubt and for purposes of this Agreement, is as defined in the Plan), the unvested Units shall vest pro-rata due to Retirement based on the following formula:

(i) the total number of Units that would have vested and been settled in Shares if you had remained continuously employed through the Employment Date, based upon the extent to which the Performance Goals are met, times

(ii) a ratio, the numerator of which is the total number of months of employment from the Grant Date to the end of the month in which the date of termination due to Retirement occurs, and the denominator of which is thirty-six (36), rounded to the nearest whole number.

Such Units shall vest and be settled in Shares at the same time that Units are vested and settled in Shares for Participants who remain employed through the Employment Date in accordance with Section 3(i) of this Agreement. The remaining Units that are not vested in accordance with this Section 3(d) shall be forfeited.

Example: The following example is included merely for demonstrative purposes.

Ann is granted a Restricted Stock Unit Award on March 4, 2011, with a Maximum of 200 Units. Ann subsequently terminates her employment by Retirement effective August 18, 2012. In February 2014, the Committee certifies that the Company achieved its Performance Goal at a level that corresponds to a Restricted Stock Unit Award payment equal to 75% of the Maximum.

Ann is entitled to 50% of her Restricted Stock Unit Award (equal to 18 months of employment divided by 36). In March 2014, Ann will receive 75 Shares in settlement of her Units. (200 Maximum times 75% for performance times 50% vested percentage.)

(e) Termination for Cause. In the event your employment is terminated for Cause, all unvested Units and any and all Shares received in settlement of vested Units shall expire immediately, be forfeited and considered null and void, and the provisions of Section 4 of this Agreement shall control.

(f) Termination — General. In the event of your termination of employment prior to the Employment Date other than as a result of your death, Disability, Involuntary Termination, Resignation for Good Reason, Retirement, or Cause, all unvested Units shall expire immediately, be forfeited and considered null and void.

(g) Change in Control Acceleration. In the event of your termination of employment prior to the Employment Date and during a Change in Control Period as a result of your Involuntary Termination or Resignation for Good Reason, any unvested Units shall immediately become fully vested, effective as of the date of such Involuntary Termination or Resignation for Good Reason. The amount of the Units that vest upon such an Involuntary Termination or Resignation for Good Reason shall be determined as follows: (A) if the Committee has issued its certification in accordance with paragraph (i) of this Section 3 by the date of your termination, in accordance with the Committee’s certification, or (B) if the Committee has not issued its certification in accordance with paragraph (i) of this Section 3 by the date of your termination, as if the Performance Goals had been met at the Median level. For the avoidance of doubt, in the event of your termination of employment after the Employment Date and during a Change in Control Period as a result of your Involuntary Termination or Resignation for Good Reason, the Units shall vest and be settled in accordance with paragraphs (a) and (i) of this Section 3. Notwithstanding the foregoing, if you are a party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of Units upon Involuntary Termination or Resignation for Good Reason during a Change in Control Period (or the substantial equivalent of any of the foregoing) in a manner consistent with Article 18 of the Plan, the unvested Units shall vest or be forfeited in accordance with the terms of your Other Agreement. If such Other Agreement provides for vesting upon Involuntary Termination or Resignation for Good Reason during a Change in Control Period (or the substantial equivalent thereof) but does not contain express provisions as to whether and the extent to which performance goals must be met for an award to vest upon such an Involuntary Termination or Resignation for Good Reason (or the substantial equivalent thereof), the amount of the Units that vest upon such an Involuntary Termination or Resignation for Good Reason (or the substantial equivalent thereof) shall be determined as set forth at (A) or (B) of this paragraph (g), whichever is applicable. Any Units that become vested in accordance with this paragraph (g) shall be settled in Shares as soon as practicable, but not more than ninety (90) days, after the date of termination. Notwithstanding any of the foregoing, in connection with a Change in Control, you shall receive the greater of the benefits provided under this Agreement or any such Other Agreement to which you are a party, without duplication.

(h) Other Termination Events. Notwithstanding anything to the contrary contained in this Agreement, the Units will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 4 of this Agreement shall control.

(i) Calculation and Settlement of Restricted Stock Unit Award. Except as otherwise provided in paragraph (b)(death or Disability), (c)(Involuntary Termination or Resignation for Good Reason) or (g)(Change in Control) of this Section 3, or in an Other Agreement, your Units shall vest and be settled in Shares only if, after, and to the extent the Committee certifies the extent to which the Performance Goals have been met. Any and all vested Units shall be settled in Shares as soon as practicable after the later of (A) the Employment Date or (B) the date upon which the Committee makes such certification, but in no event later than the March 15 of the year immediately after the year that includes the later of (Y) the Employment Date or (Z) the last date used to measure performance in accordance with Exhibit A hereto, and the Committee shall complete its determinations and make its certification in time to permit all Restricted Stock Unit Awards to be settled by such March 15. For the avoidance of doubt, (W) any unvested Units that are not vested in accordance with Section 3 of this Agreement shall be forfeited, and (X) the Committee’s determinations about your Units, this Restricted Stock Unit Award, and whether and the extent to which the Performance Goals have been met or not met shall be binding and conclusive.

(j) Forfeiture Price. In the event that any Shares previously issued to you in settlement of the Units are required to be forfeited under this Agreement, then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share. The Company will have ninety (90) days from the date of any event giving rise to forfeiture under this Agreement within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares under this paragraph (j) is assignable by the Company, in its sole discretion, to an Affiliate or other party to whom such rights can be assigned under the Applicable Laws.

(k) Assignment and Transfer. For the sole purpose of enabling electronic trading of the awarded Shares on the NASDAQ Global Select Market, the awarded Shares must be assigned and transferred to Cede & Co., the Nominee of the Depository Trust Company, a US clearing agency. By signing this Agreement, you make such assignment and transfer to Cede & Co., effective upon the date of delivery of Shares under this Agreement. By signing this Agreement, you also (i) appoint the Company’s Secretary and each of its Assistant Secretaries your proxy with the right of substitution to make such assignment and transfer to Cede & Co. and (ii) agree to execute and deliver any further documents as the Company or Cede & Co. may require in order to effectuate such assignment and transfer to Cede & Co., all with such assignment and transfer being effective upon the date of delivery of Shares under this Agreement. For the avoidance of doubt, the foregoing assignment and transfer will not adversely affect your beneficial ownership of, or ability to trade, the awarded Shares.

(l) Exercise Notice. Swiss law requires the execution of an exercise notice for Shares to issue out of the conditional capital of the Company. By signing this Agreement, you appoint the Company’s Secretary and each of its Assistant Secretaries your proxy with the right of substitution to execute and deliver an exercise notice at or about the time you vest in the Units. The Company reserves the right to require you to sign and deliver an exercise notice substantially in the form attached hereto as Exhibit B, with it being understood that any payment of par value will be in accordance with paragraph (m) of this Section 3.

(m) Payment of Par Value. Swiss law and the Company’s Articles of Association require that par value be paid in cash to the Company for any Shares issued in settlement of your Restricted Stock Unit Award if the Company does not have treasury shares available on the date of delivery of such Shares. However, if such cash payment is required, your employer has arranged with the Company to make the payment on your behalf as part of your award. Accordingly, you yourself will not have to make any such payment.

(n) Termination of Relationship. The Committee shall have the discretion to determine whether your employment has been terminated as well as the date of such termination of employment for purposes of this Restricted Stock Unit Award.

4. Forfeiture Events. In addition to the rights available to the Company under Section 3 above, upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), you, without any further action by the Company or you, shall forfeit, as of the first day of any such Forfeiture Event:

(a) all rights and interest to these Units;

(b) any Shares received in settlement of these Units then owned by you or by another person for your benefit; and

(c) any and all profits realized by you, on an after-tax basis, pursuant to any sales or transfer of any Shares received in settlement of these Units within the six (6) month period prior to the date of such Forfeiture Event.

Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions and other documents implementing the above-described forfeiture to its transfer agent, Cede & Co., the depository or any of its nominees, and/or any other person with respect to these Units and the Shares, and the Company further shall be entitled to reimbursement from you of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 4. By accepting this Restricted Stock Unit Award, you hereby consent to a deduction from any amounts the Company owes to you from time to time (including amounts owed to you as compensation as well as any other amounts owed to you by the Company), to the extent of any amounts that you owe to the Company under this Section 4. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe to the Company, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company. You hereby grant the Company a proxy on your behalf, and you hereby agree to execute any documents necessary or appropriate to carry out the foregoing.

5. Form of Shares. The Company is authorized to issue registered shares in certificated or uncertificated form and it may choose the form of issuance if and when registered shares issue.

6. Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee shall:

(a) adjust proportionately the number of Units for any increase or decrease in the number of issued and outstanding registered shares resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding registered shares of the Company effected without the receipt of consideration by the Company;

(b) if the Company is a participating corporation in any merger or consolidation and provided the Units are not terminated upon consummation of such merger or consolidation, modify such Units to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the Units would have been entitled upon such consummation; and

(c) for the avoidance of doubt, make any other adjustments, modifications, replacements, or exchanges permitted by the Plan, including without limit, the Plan’s Articles 18 and 19.

Notwithstanding anything to the contrary, any such actions taken by the Committee shall be final, binding and conclusive.

7. [Reserved.]

8. Tax Withholding Obligations. As a condition to receipt of Shares in settlement of the Units, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Units and/or receipt of the Shares. Pursuant to Article 20 of the Plan, you may satisfy withholding tax obligations through either (a) giving instructions to a broker for the sale on the open market of a sufficient number of Shares to pay the applicable withholding tax or (b) depositing with the Company an amount of funds equal to the estimated withholding tax liability. If you fail to satisfy such obligations in either of these ways, the Company may require that the Shares otherwise scheduled to be delivered in settlement upon vesting of the Units on any given date be forfeited. You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the settlement of Units may require planning on your part, in advance of the expected vesting date(s) specified in Section 3 above. The Company will not deliver any of the Shares until and unless you have made proper provision for all applicable tax and similar withholding obligations.

9. US Tax Consequences. Below is a brief summary as of the date of this Restricted Stock Unit Award of certain United States federal tax consequences of the award of the Units and disposition of the Shares delivered in settlement of the Units under the laws in effect as of the Grant Date. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT A TAX ADVISER BEFORE SETTLEMENT OF THIS RESTRICTED STOCK UNIT AWARD OR DISPOSING OF THE SHARES ISSUED IN SETTLEMENT. There may be a regular federal (and state) income tax liability when the Units vest on the vesting date(s) specified in Section 3 above. You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the current Fair Market Value of the Shares underlying the Units on the date of vesting (i.e., when the forfeiture provisions lapse). If Shares issued upon vesting of this Restricted Stock Unit Award are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes. You are obligated as a condition of receiving this Restricted Stock Unit Award to satisfy any applicable withholding obligations that apply thereto.

10. Effect of Agreement. You acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Restricted Stock Unit Award’s terms), and hereby accept this Restricted Stock Unit Award and agree to be bound by its contractual terms as set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Restricted Stock Unit Award. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, and, for the avoidance of doubt, in the event this Agreement does not address an issue addressed by the Plan, the Plan terms and provisions shall prevail.

11. Restriction on Transferability. Until settlement of the Units and issuance to you of the Shares subject thereto, the Units may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above and subject to Section 13 below, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

12. Voting Rights. You will have no voting or any other rights as a shareholder of the Company with respect to the Units prior to the date on which you are issued the Shares in settlement thereof. Upon delivery of the Shares in settlement of the Units, you will, subject to and governed by the procedures under the Company’s Articles of Association, obtain voting and other rights.

13. Designation of Beneficiaries. You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of any Shares to be distributed to you hereunder in settlement of Units in the case of your death, and you may change or revoke such designation at any time. In the event of your death, any Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under the Applicable Laws) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Shares distributable will be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

14. Amendment of Restricted Stock Unit Award. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect your rights under this Agreement without your consent.

15. Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, this Restricted Stock Unit Award and this Agreement. The Company agrees, and you agree as a condition to acceptance of the Restricted Stock Unit Award, to submit to the jurisdiction of the courts located in the jurisdiction in which you are employed, or were most recently employed, by the Company.

16. Data Protection. You acknowledge and agree (by executing this Agreement) to the collection, use, processing and transfer of certain personal data as described in this Section 16. You understand that you are not obliged to consent to such collection, use, processing and transfer of personal data. However, you understand your failure to provide such consent may affect your ability to participate in the Plan. You understand that the Company may hold certain personal information about you, including your name, social security number (or other tax identification number) salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of its Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. You authorize these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Unit on your behalf by a broker or other third party with whom you may elect to deposit any Shares subject to the Unit acquired pursuant to the Plan. You understand that you may, at any time, review Data with respect to you and require any necessary amendments to such Data. You also understand that you may withdraw the consents to use Data herein by notifying the Company in writing; however, you understand that by withdrawing your consent to use Data, you may affect your ability to participate in the Plan.

17. Employment Matters. This Restricted Stock Unit Award does not form part of your entitlement to remuneration or benefits in terms of your employment by the Company. Your terms and conditions of employment are not affected or changed in any way by this Restricted Stock Unit Award or by the terms of the Plan or this Agreement. No provision of this Agreement or of the Restricted Stock Unit Award granted hereunder shall give you any right to continue in the employment of the Company or any Affiliate, create any inference as to the length of your employment, affect the right of the Company or any Affiliate to terminate your employment, with or without Cause, or give you any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. You acknowledge and agree (by executing this Agreement) that the granting of the Restricted Stock Unit Award under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards in the future. Further, the Restricted Stock Unit Award set forth in this Agreement constitutes a non-recurrent benefit and the terms of this Agreement are only applicable to the Units awarded pursuant to this Agreement.

18. Tax Provisions Applicable to Non-US Persons. This Section 18 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of the Restricted Stock Unit Award and during the period in which you hold this Restricted Stock Unit Award or the Shares issued in settlement thereof.

(a) Applicable if you are not a US person (including as to UK persons): You hereby agree to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and employer’s and/or employee’s national insurance or social security contributions arising on the grant of the Restricted Stock Unit Award, vesting of the Restricted Stock Unit Award or the issuance of the Shares in settlement.

(b) Applicable if you are a UK person: Where any obligation to pay income tax or employee’s national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from you an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to you; or

(ii) withholding from the issuance to you of that number of Shares (otherwise to be acquired by you in settlement of the Units) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

If you are unable to satisfy your Tax Liability pursuant to either subparagraph (i) or clause (ii) above, the Company may additionally cause the forfeiture of any Shares otherwise scheduled to become vested under the Restricted Stock Unit Award on a given date to avoid imposition of any Tax Liability to you.

19. Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

20. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

21. Representations. As a condition to your receipt of this Restricted Stock Unit Award and the Shares to be issued in settlement thereof, you represent and warrant the following:

(a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Restricted Stock Unit Award;

(b) You are acquiring the Restricted Stock Unit Award and the Shares subject thereto for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law;

(c) You understand that neither the Units nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;

(d) You further understand that prior to any resale by you of the Shares acquired in settlement of these Units without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e) You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f) You further agree that as a condition to settlement of these Units, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 21.

EXHIBIT A

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Performance Goals

Minimum Level Payout of 12.5% of the Maximum	Median Level Payout of 50% of the Maximum	Maximum Level Payout of 100% of the Maximum
TSR = 25th Percentile	TSR = 50th Percentile	TSR ≥ 75th Percentile

Definitions:

“TSR” means Total Shareholder Return as calculated by Standard & Poors. TSR shall be based on cumulative three-year TSR and shall be calculated by comparing monthly average share price in December 2012 to monthly average share price in December 2015 (including reinvestment of dividends). If Standard & Poors ceases to provide TSR information, the Committee shall obtain substantially similar information from any other source it in its absolute discretion may choose.

“Maximum” means the number of Restricted Stock Units set forth on the first page of this Agreement.

“Percentile” means Foster Wheeler AG’s TSR among a ranking of its Peer Group. For example, if Foster Wheeler AG’s TSR was the 7th highest among a Peer Group of 13, Foster Wheeler AG’s Percentile would be the 50th Percentile (out of a total group of 14 companies, which includes Foster Wheeler AG).

“Peer Group” means:

AECOM (ACM)	McDermott International, Inc. (MDR)
Chicago Bridge & Iron Co. (CBI)	SNC-Lavalin Group Inc. (SNC)
Fluor Corporation (FLR)	Tutor Perini Corporation (TPC)
Granite Construction Incorporated (GVA)	Technip (TEC.PA)
Jacobs Engineering Group Inc. (JEC)	URS Corporation (URS)
KBR Inc. (KBR)	WorleyParsons Limited (WOR)

If TSR information for any member(s) of the Peer Group ceases to be reasonably available from Standard & Poors or otherwise, the Committee may make whatever adjustments to the Peer Group it in its absolute discretion deems appropriate, including, without limit, removing such member from the Peer Group or replacing that member with a company the Committee deems to have similar attributes.

Linear Interpolation / Maximum / Minimum

If Foster Wheeler AG’s Percentile is between the 25th and 50th Percentile, or between the 50th and 75th Percentile, the Payout shall be based on a linear interpolation between the applicable Percentiles. For the avoidance of doubt, there shall be no payout if Foster Wheeler AG is below the 25th Percentile, and the maximum payout shall be the Maximum even if Foster Wheeler AG is above the 75th Percentile.

EXHIBIT B

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Exercise Notice of RSUs of Foster Wheeler AG

Date:	[Date]

From:	[Name, Address, e-mail]

To:	Foster Wheeler AG
c/o Foster Wheeler Inc.
Perryville Corporate Park
53 Frontage Road
PO Box 9000
Hampton, NJ 08827-9000

Ladies and Gentlemen,

I herewith exercise [number of RSUs] granted to me in the Restricted Stock Unit Award Agreement dated [date of award agreement] under the [name of plan] which entitle me to [number of shares, which number should be equal to the number of RSUs set forth above] registered shares of Foster Wheeler AG with a par value of ☒ Swiss francs (CHF).

I unconditionally subscribe for the number of registered shares as stated above and undertake to pay as the exercise price an equal amount of at least ☒ CHF per share, paid in US dollars (USD) while taking into consideration a CHF-USD exchange rate as effective on the day of the delivery of the shares.

I request that Foster Wheeler AG deliver [number of shares] out of its conditional capital according to Article 5 of its Articles of Association after the receipt of my payment and I herewith assign and transfer these shares to Cede & Co. in its capacity as Nominee of the Depository Trust Company, New York City, in order to and with the sole purpose of enabling the electronic trading of the aforementioned shares on the NASDAQ Global Select Market.

Yours sincerely,

[Name]